AMENDMENT NO. 1

This AMENDMENT NO. 1 (the “Amendment”) to the Employment Agreement (the “Agreement”) dated as of July 20, 2011 by and between Sterling Holdco Inc. (“Holdco”) and William L. Ballhaus (the “Employee”) is made as of this 27th day of September, 2013.

WITNESSETH

WHEREAS, Holdco and the Employee desire to amend the Agreement on the terms set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Section 3(b) is hereby amended to state:

(b) Annual Bonus. During the Employment Term, the Executive shall be eligible to receive an annual cash bonus (an “Annual Bonus”) in respect of each of the Company’s fiscal years beginning with and including the fiscal year ending June 30, 2014, with a target bonus opportunity (“Target Bonus Amount”) equal to a minimum of 125% of the Base Salary, subject to and based on the achievement of such individual and corporate performance goals as may be established with respect to each calendar year by the Board in consultation with the Executive. The Executive shall also be entitled to an Annual Bonus in excess of the Target Bonus Amount for outperformance of the applicable goals if and to the extent provided in the annual bonus program. Any Annual Bonus earned by the Executive shall be paid to him in cash in a lump sum no later than 75 calendar days following the end of the fiscal year for which such bonus is earned. Subject to Section 6, the Executive shall be entitled to receive an Annual Bonus for any given fiscal year pursuant to this Section 3(b) only if the Executive is employed on the last day of such fiscal year.

WHEREAS, the parties have set their hands and seals as follows:

/S/ WILLIAM L. BALLHAUS

William L. Ballhaus

STERLING HOLDCO INC.

/S/ CHRISTOPHER C. RAGONA

By: Christopher C. Ragona

Its: President